Exhibit 5.8

CONSENT OF QUALIFIED PERSON
HOMERO DELBONI JR

I, Homero Delboni Jr, hereby consent to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Sigma Lithium Corporation (formerly known as Sigma Lithium Resources Corporation) being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Homero Delboni Jr
Homero Delboni Jr

December 2, 2021